Exhibit 99.1

Media Inquiries:	Jennifer Varey	(403) 920-7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

Teleconference and webcast today at 1 p.m. (Eastern)

NewsRelease

TC PipeLines, LP Announces 2005 Fourth Quarter Results

CALGARY, Alberta – February 15, 2006 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported fourth quarter 2005 net income of $12.3 million or $0.65 per unit (all financial figures are unaudited and in U.S. dollars) compared to $15.2 million or $0.82 per unit for the same period last year.  The decrease in net income was primarily due to lower equity income from Northern Border Pipeline.

Cash generated from operations, including return of capital from Northern Border Pipeline and Tuscarora, in the fourth quarter of 2005 was $18.2 million, an increase of $1.3 million, compared to $16.9 million for the same period last year.  The increase in cash generated from investments was primarily due to higher distributions from Northern Border Pipeline, partially offset by lower distributions from Tuscarora.  The increase in Northern Border Pipeline’s distributions was attributable to the positive revenue impact experienced by Northern Border Pipeline during the third quarter of 2005 due to the recognition of $9.4 million ($2.8 million positive impact on TC PipeLines’ net income) related to the sale of bankruptcy claims held against Enron and Enron North America.  The decrease in distributions from Tuscarora was due to a one-time settlement payment received in the fourth quarter of 2004, related to termination of Tuscarora’s 2005 expansion.

“In 2005, Northern Border Pipeline faced, for the first time, tariff discounting and unsold capacity resulting from changing  market conditions.  This resulted in a $16.2 million reduction in firm service transportation revenues, or a $4.9 million reduction to the Partnership’s net income, relative to 2004.  During the fourth quarter, a rate case was filed with the Federal Energy Regulatory Commission.  As part of this filing, Northern Border

Pipeline is proposing changes to the rate design to allow it to more effectively recognize the market and supply realities that it faces and better address the risks being faced.  We are confident Northern Border Pipeline will continue to be a key link for Canadian gas supply to the US Midwest market,” said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc.  “Overall, despite a drop in equity income from Northern Border Pipeline, the Partnership continued to maintain its solid financial position, delivered stable cash flows, and reduced its outstanding debt level,” Turner said.

On January 20, 2006, the Partnership announced its fourth quarter cash distribution in the amount of $0.575 per unit, payable to unitholders of record on January 31, 2006.

Financial Highlights

	Three months ended		Twelve months ended
	December 31		December 31
(millions of dollars except per unit amounts)	2005	2004	2005	2004
Net income	12.3	15.2	50.2	55.1
Per unit (1)	$0.65	$0.82	$2.70	$2.99
Cash generated from operations	14.1	15.2	50.1	55.2
Return of capital (2)	4.1	1.7	16.0	12.1
Cash distributions paid	10.8	10.8	43.0	41.8
Cash distributions declared per unit (3)	$0.575	$0.575	$2.30	$2.275
Units outstanding (millions)	17.5	17.5	17.5	17.5

(1)          Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)          Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)          The Partnership’s 2005 fourth quarter cash distribution will be paid on February 14, 2006 to unitholders of record as of January 31, 2006.

Net Income

Fourth Quarter 2005

The Partnership reported fourth quarter 2005 net income of $12.3 million or $0.65 per unit, a decrease of $2.9 million compared to $15.2 million or $0.82 per unit for the same period last year.

Equity income from Northern Border Pipeline was $11.0 million in the fourth quarter of 2005, a decrease of $2.8 million, compared to $13.8 million for the same period last year.  The decrease was primarily due to higher operations and maintenance expense and lower revenues.  Northern Border Pipeline’s operations and maintenance expense was $6.2 million higher in the fourth quarter of 2005 compared to the same period last year.  This increase was primarily due to positive adjustments made in the fourth quarter of 2004, which reduced operations and maintenance expense, including the reversal of a $3.1 million provision previously recorded related to charges for potential termination costs of Enron’s Cash Balance Plan, adjustments for charges related to Fort Peck amortization that was reclassified to a regulatory asset and adjustments to allowance for doubtful accounts for expected recoveries of claims against Enron.  The Partnership’s share of the impact to higher operations and maintenance expense was $1.9 million.  In addition, firm demand revenue decreased $2.6 million (TC PipeLines’ share is approximately $0.8 million), primarily as a result of sales of discounted capacity.  The balance of the $0.1 million decrease in equity income from Northern Border Pipeline is attributable to higher taxes other than income taxes partially offset by lower interest expense.

Equity income from Tuscarora was $2.0 million in the fourth quarter of 2005, a decrease of $0.1 million, compared to $2.1 million for the same period last year.  The decrease was primarily due to a one-time income item received in the fourth quarter of 2004 related to the termination of Tuscarora’s 2005 expansion, partially offset by lower operations and maintenance and interest expenses.

The Partnership’s fourth quarter 2005 general and administrative expenses of $0.5 million, decreased $0.1 million compared to $0.6 million for the same period in 2004 primarily due to timing of expenses incurred.   Financial charges of $0.2 million in the fourth quarter of 2005 increased $0.1 million, compared to $0.1 million for the same period last year primarily due to higher average interest rates.

Year ended December 31, 2005

The Partnership reported net income of $50.2 million or $2.70 per unit for the year ended December 31, 2005, a decrease of $4.9 million compared to $55.1 million or $2.99 per unit for 2004.

The Partnership’s equity income from Northern Border Pipeline was $45.7 million for 2005, a decrease of $4.3 million compared to $50.0 million for 2004.  The decrease was primarily attributable to lower revenues  and higher operations and maintenance expense.  The decrease in revenues of $7.4 million (TC PipeLines’ share is approximately $2.2 million) was primarily due to sales of discounted transportation capacity, partially offset by the recognition of $9.4 million ($2.8 million positive impact on TC PipeLines’ net income) related to the sale of Northern Border Pipeline’s bankruptcy claims against Enron and Enron North America.  Higher operations and maintenance expense for 2005 was primarily the result of adjustments and settlements of charges which reduced operations and maintenance expense in 2004.  The Partnership’s share of the impact of higher operations and maintenance expense was

$1.7 million.  The balance of the $0.4 million decrease in equity income from Northern Border Pipeline was attributable to higher taxes other than income taxes and higher interest expense, partially offset by higher other income.

The Partnership’s equity income from Tuscarora remained flat at $7.5 million for 2005 and 2004.

The Partnership’s general and administrative expenses were $2.0 million for 2005, an increase of $0.1 million compared to $1.9 million for 2004.  Financial charges were $1.0 million for 2005, an increase of $0.5 million compared to $0.5 million for 2004.  The increase was due to both higher average interest rates and higher average debt balances.

Cash Flow

Fourth Quarter 2005

The Partnership reported cash generated from investments of $18.2 million in the fourth quarter of 2005, a $1.3 million increase, compared to $16.9 million for the same period last year.  In the fourth quarter of 2005, the Partnership received a cash distribution from Northern Border Pipeline of $17.2 million, an increase of $2.3 million compared to $14.9 million for the same period in 2004.  The increase was primarily due to Northern Border Pipeline’s higher third quarter earnings that were due to the recognition of $9.4 million ($2.8 million positive impact on TC PipeLines’ net income) related to the sale of bankruptcy claims held against Enron and Enron North America.  Cash distributions received in the quarter are based on the respective financial results of the Partnership’s equity investments for the previous quarter.

Cash distributions from Tuscarora were $2.0 million in the fourth quarter of 2005, compared to $2.7 million in the fourth quarter of 2004.  Included in the return of capital was a one-time settlement payment that was received in the fourth quarter of 2004 related to the termination of Tuscarora’s 2005 expansion.

The Partnership paid an aggregate $10.8 million of cash distributions to unitholders and its general partner in each of the fourth quarters of 2005 and 2004.  This cash distribution, on a per unit basis, represents $0.575 per unit, as well as the general partner interest, including incentive distributions.

In the fourth quarter of 2005, the Partnership repaid $6.5 million under its revolving credit facility, reducing the Partnership’s outstanding debt balance to $13.5 million as at December 31, 2005.

Year ended December 31,  2005

The Partnership reported cash generated from investments of $66.1 million for the year ended December 31, 2005, a $1.2 million decrease, compared to $67.3 million for 2004.  For 2005, the Partnership received cash distributions from Northern Border Pipeline of $60.9 million, a decrease of $0.8 million compared to $61.7 million in 2004.  The decrease was primarily due to higher maintenance capital expenditures incurred in 2005 relative to 2004 and lower revenues that were partially offset by the recognition of $9.4 million ($2.8 million positive impact on TC PipeLines’ net income) related to the sale of Northern Border Pipeline’s bankruptcy claims held against Enron and Enron North America.  The Partnership also received cash distributions from Tuscarora in 2005 of $8.3 million, an increase of $0.4 million compared to $7.9 million for the same period last year.  The increase was primarily due to a one-time settlement payment that was received in the fourth quarter of 2004 related to the termination of Tuscarora’s 2005 expansion.

During 2005, the Partnership repaid $23.0 million under its revolving credit facility, reducing the Partnership’s outstanding debt balance to $13.5 million as at December 31, 2005.

Conference Call – Note time change:  1 p.m. (Eastern)

The Partnership will hold a conference call Wednesday, February 15, 2006 at 1 p.m. (Eastern).  Ron Turner, president and chief executive officer of the general partner, will discuss the fourth quarter 2005 financial results and general developments and issues concerning the Partnership.  Those interested in listening to the call may dial (866) 540-8136.  A replay of the conference call will also be available two hours after the call and until midnight (Eastern), February 22, 2006 by dialing (800) 408-3053, then entering pass code 3174446.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com.  An audio replay of the call will be maintained on the website.

TC PipeLines, LP is a publicly traded limited partnership.  It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership.  Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States.  Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s GTN System.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation.

TC PipeLines GP, Inc., also holds common units of the Partnership.  Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.”  For more information about TC PipeLines, LP, visit the Partnership’s Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP.  Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements.  All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership.  These statements reflect the Partnership’s current views with respect to future events.  The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof.  Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004.

TC PipeLines, LP

Financial Highlights

Statement of Income

	Three months ended		Twelve months ended
	December 31		December 31
(millions of U.S. dollars except per unit amounts)	2005	2004	2005	2004
Equity income from investment in Northern Border Pipeline (1)	11.0	13.8	45.7	50.0
Equity income from investment in Tuscarora (2)	2.0	2.1	7.5	7.5
General and administrative expenses	(0.5)	(0.6)	(2.0)	(1.9)
Financial charges and other	(0.2)	(0.1)	(1.0)	(0.5)
Net income	12.3	15.2	50.2	55.1

Net income per unit (3)	$0.65	$0.82	$2.70	$2.99

Units outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

(millions of U.S. dollars)	December 31, 2005	December 31, 2004
ASSETS
Cash	2.3	2.5
Investment in Northern Border Pipeline (1)	274.5	290.1
Investment in Tuscarora (2)	38.9	39.5
	315.7	332.1
LIABILITIES AND PARTNERS’ EQUITY
Accrued liabilities	0.6	0.7
Current portion of long-term debt	13.5	6.5
Long-term debt	—	30.0
Partners’ equity	301.6	294.9
	315.7	332.1

Cash Flow Information

	Three months ended		Twelve months ended
	December 31		December 31
(millions of U.S. dollars)	2005	2004	2005	2004
Distributions received from equity investments
Northern Border Pipeline Company	13.1	13.8	45.7	50.0
Tuscarora Gas Transmission Company	2.0	2.1	7.5	7.5
Changes in working capital and other	(1.0)	(0.7)	(3.1)	(2.3)
Cash generated from operations	14.1	15.2	50.1	55.2
Return of capital from Northern Border Pipeline Company	4.1	1.1	15.2	11.7
Return of capital from Tuscarora Gas Transmission Company	—	0.6	0.8	0.4
Cash generated from investments [*]	18.2	16.9	66.1	67.3

Investment in Northern Border Pipeline Company	—	(22.5)	—	(61.5)
Investment in Tuscarora Gas Transmission Company	—	—	(0.3)	—
Distributions paid	(10.8)	(10.8)	(43.0)	(41.8)
Long-term debt issued/(repaid)	(6.5)	17.0	(23.0)	31.0
Increase/(decrease) in cash	0.9	0.6	(0.2)	(5.0)

[*]         Reconciliation of non-GAAP financial measure: Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital.  It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance.

(1) Northern Border Pipeline Company

TC PipeLines holds a 30 per cent general partner interest in Northern Border Pipeline Company.  Summarized operating and financial information of Northern Border Pipeline for the three and twelve months ended December 31, 2005 and 2004 and as at December 31, 2005 and 2004 is as follows:

	Three months ended		Twelve months ended
	December 31		December 31
	2005	2004	2005	2004
Operating Results
Gas delivered (million cubic feet)	195,086	207,441	807,531	844,963
Average throughput (million cubic feet per day)	2,173	2,324	2,277	2,377

Financial Results (millions of U.S. dollars)
Operating revenue	80.1	82.7	321.7	329.1
Operating expenses
Operations and maintenance	10.1	3.9	39.5	33.8
Depreciation and amortization	14.9	14.7	58.1	58.3
Taxes other than income	7.9	7.0	31.3	29.4
Total operating expenses	32.9	25.6	128.9	121.5
Operating income	47.2	57.1	192.8	207.6
Interest expense, net	(10.7)	(11.1)	(42.6)	(41.3)
Other income	0.2	0.2	2.1	0.5
Net income	36.7	46.2	152.3	166.8

Capital Expenditures (millions of U.S. dollars)
Maintenance	6.3	5.4	18.3	12.4
Growth	5.3	(2.0)	10.3	(1.8)

	December 31,	December 31,
Summary Balance Sheet Data (millions of U.S. dollars)	2005	2004
Total assets	1,604.7	1,625.0

Other current liabilities and reserves and deferred credits	60.8	54.0
Long-term debt (including current maturities)	628.9	603.9
Partners’ capital	912.7	963.3
Accumulated other comprehensive income	2.3	3.8
Total liabilities and partners’ equity	1,604.7	1,625.0

Certain reclassifications were made to the 2004 financial statements to conform with the current year presentation.

(2) Tuscarora Gas Transmission Company

TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company.  Summarized operating and financial information of Tuscarora for the three and twelve months ended December 31, 2005 and 2004 and as at December 31, 2005 and 2004 is as follows:

	Three months ended		Twelve months ended
	December 31		December 31
	2005	2004	2005	2004
Operating Results
Gas delivered (million cubic feet)	7,484	7,954	25,286	24,679
Average throughput (million cubic feet per day)	81	86	69	67

Financial Results (millions of U.S. dollars)
Operating revenue	8.2	8.2	32.3	32.6
Operating expenses
Operations and maintenance	0.9	1.0	3.2	3.6
Depreciation and amortization	1.6	1.5	6.2	6.1
Taxes other than income	0.3	0.3	1.2	1.3
Total operating expenses	2.8	2.8	10.6	11.0
Operating income	5.4	5.4	21.7	21.6
Interest expense, net	(1.4)	(1.5)	(5.8)	(6.1)
Other income	0.1	0.8	0.2	0.8
Net income	4.1	4.7	16.1	16.3

Capital Expenditures(millions of U.S. dollars)
Maintenance	—	—	0.2	0.2
Growth	—	1.1	0.7	2.2

	December 31,	December 31,
Summary Balance Sheet Data (millions of U.S. dollars)	2005	2004
Total assets	139.8	144.9

Other current liabilities and reserves and deferred credits	2.0	2.0
Long-term debt (including current maturities)	75.9	80.8
Partners’ capital	61.8	62.0
Accumulated other comprehensive income	0.1	0.1
Total liabilities and partners’ equity	139.8	144.9

(3) Net income per unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding.  The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.